--------------- ------------------------------- ---------------- --------------
Title:          CODE OF ETHICS                  Section:         COMPLIANCE
--------------- ------------------------------- ---------------- --------------

------------------------------ ---------------- ---------------- --------------
Adopted/Revised:               3/97             Ref. No.         A-2
------------------------------ ---------------- ---------------- --------------


Pertinent Regulation:





The Code of Ethics shall govern all associates of Gartmore Global Partners.

General Policy

Associates shall conduct themselves with integrity and act ethically in dealings with clients, the public and fellow associates. In addition, associates are subject to their respective parent employer's code of ethics and managers of Nations Funds mutual fund portfolios must abide by the Nations Funds code of ethics.


Compliance with Laws and Regulations

An associate shall maintain knowledge of and shall comply with all applicable laws and regulations of any governing agency or self-regulatory organization, and shall comport himself or herself in conformity with standards or conduct promulgated by applicable professional and/or financial organizations.


Prohibition Against Use of Material Nonpublic Information

An associate shall comply with all government laws and regulations and GGP policies and procedures relating to the use and communication of material nonpublic information. An associate shall not trade securities while in possession of, nor communicate, material nonpublic information.


Responsibility of Management

Management of GGP shall establish, maintain and enforce this Code of Ethics and relevant policies and procedures, designed to implement the standards hereunder, to prevent the breach of any applicable laws and regulations.


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Exhibit D11-B
Page 1 of 6

Investment Management

Associates of GGP engaged in any facet of investment management of client accounts shall exercise diligence and thoroughness in making investment recommendations, avoiding material misrepresentations, and maintaining records to support the reasonableness of any such actions. Such associates shall deal fairly with all clients in disseminating investment recommendations and taking investment actions.


Priority of Transactions

Associates shall ensure that transactions for clients shall have priority over transactions in securities or other investment in which associates have beneficial interests. Management of GGP shall take appropriate measures to ensure that all associates abide by the highest ethical standards, in conformity with all applicable government laws and regulations, as well as GGP policies and procedures.

Conflicts of Interest

Associates shall make every effort to avoid even the appearance of conflict of interest in their arrangements with clients. Associates and GGP shall disclose to clients any material conflict of interest that would impair the ability to render unbiased and objective advice.


Preservation of Confidentiality

Associates shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship.


Professional Misconduct

An associate shall not commit a criminal act that upon conviction materially reflects adversely on his honesty or trustworthiness, nor shall he or she engage in conduct involving dishonesty, fraud, deceit or misrepresentation.


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Exhibit D11-B
Page 1 of 6

--------------- ---------------------------------- ---------------- -----------
Title:   PERSONAL DEALING (PERSONAL SECURITIES     Section:         COMPLIANCE
         TRANSACTIONS)
--------------- ---------------------------------- ---------------- -----------

------------------------------ ------------------- ---------------- -----------
Adopted/Revised:               8/00                Ref. No.         D-11
------------------------------ ------------------- ---------------- -----------


Pertinent Regulation:

Investment Advisers Act Rule 204-2(a)(13)

Investment Company Act of 1940 17(j)-1

Investment Advisers Act of 1940 204A, 203(e) and (f)



All staff must follow the GGP Code of Ethics, and the GGP Personal Securities Trading Guidelines ('the Guidelines').

1. All associates in Charlotte and New York must provide the Compliance Office in Conshohocken, PA with duplicate copies of their brokerage statements and confirmations of trades (deals), and must comply the GGP Personal Securities Trading Guidelines set forth in Exhibit D11-C.
2. All associates in London and Tokyo must conduct their personal deals through the Gartmore Trading Desk, and must comply with the Gartmore Code of Ethics, and Personal Account Trading (Dealings) Guidelines set forth in Exhibit D11-B.
3. All associates must complete quarterly Personal Securities Statements and annual reports. Charlotte and New York associates shall report to Conshohocken, and London and Tokyo associates shall report to London.

The Rules extend not only to your share dealing (trading) but also to the share dealing (trading) of persons and companies connected with you.



Refer to:

         o        Policy A-2 GGP Code of Ethics

         o Exhibit D11-B GGP Personal Securities Trading Guidelines - London and Tokyo

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Exhibit D11-B
Page 1 of 6

         o Exhibit D11-C GGP Personal Securities Trading Guidelines - Charlotte and New York


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Exhibit D11-B

--------- ----------------------------------------- ---------------- -----------
Title:    GGP PERSONAL SECURITIES TRADING           Section:         EXHIBITS
          GUIDELINES - LONDON
          AND TOKYO

--------- ----------------------------------------- ---------------- -----------


------------------------ -------------------------- ---------------- -----------
Adopted/Revised:     8/00                       Ref. No.         Exhibit D11-B
------------------------------ -------------------------- ---------------- ----


GARTMORE GLOBAL PARTNERS

PERSONAL SECURITIES TRADING (DEALING) GUIDELINES

(London and Tokyo Employees)


1.      PERSONAL ACCOUNT DEALING RULES

Quite apart from the need to put in place procedures which support the law on insider dealing, it is essential that the fund management groups such as Gartmore have comprehensive personal dealing rules to ensure that potential conflicts of interest are avoided wherever possible and correctly dealt with if they nevertheless occur. This section comprises the Gartmore group's personal dealing rules ("The Rules").

The Rules, which go beyond the statutory insider dealing provisions, apply to all directors and staff (together referred to here as "employees") of all UK Gartmore companies - including companies not authorized by the Financial Services Act.

Even though a statutory offence may not be involved, an employee should not use for his own advantage, or pass on to others, information that has come into his possession which is likely upon publication to affect the market prices of securities. For example, an employee should regard as strictly confidential, information he has obtained concerning large dealings or projected dealings in securities.

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Exhibit D11-B

Aside from any other requirement of these rules, an employee should always satisfy himself that he is free to deal in a security before dealing in it. If any employee is in any doubt as to whether he should deal in a security, he must consult with the person pre-clearing the transaction, or the Compliance Department.



The Rules:



1.1      Purpose



These Rules were designed to provide rules governing the purchase and sale of individual securities by employees of all UK Gartmore companies. They apply to purchases and sales of securities and their derivatives including financial spread bets unless specifically exempted below.


--------------------------------------------------------------------------------
Exhibit D11-B
Page 1 of 6

1.2      Pre-clearance of trading



An employee must obtain specific prior consent every time he wished to deal for his own account (including applications for new issues and public offers not prohibited below and unless a general exception has been authorized by the Compliance department).



 Before dealing, your completed application for approval to deal form must be submitted to the appropriate dealing desk, e.g. US Securities - US Desk, UK Securities - UK Desk etc. Each trading desk will maintain a list of restricted securities and providing this trade does not conflict with Gartmore or it's clients, your application to deal form will be approved. Additional consent from the Gartmore Investment Management plc Board is required for all personal account trading and as such, will be given by individuals as designated from time to time by the Gartmore Investment Management plc Board (currently any member of that Board or alternatively, Jane Thornton, Colin Hodges and Paul Chavasse).


 All trades must be executed within 24 hours of the Dealer clearing the transaction (having also received approval of Main Board or its nominees as specified above).


 Exemption to the Pre-clearance of Trading Rule include discretionary managed accounts; receipt of windfall shares; and shares resulting from take-overs you are required to provide details to the Compliance department as soon as practicable.


1.3      Application



Employees must report all securities transactions in which they have a direct or indirect beneficial interest and, in addition, dealings by persons whose judgement the employee can reasonably be expected to influence. This will include, for example, an employees' spouse or partner, all of their children under the age of 18, and any trust, private company or arrangements with another party in which the employee or spouse has an effective voice in investment decisions. (These persons are also referred to here as "employees").



1.4      Exempt securities

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Exhibit D11-B
Page 2 of 6

These rules do not apply to individual purchases or sales of the following securities:



o Units in UK authorized unit trusts, units or shares in overseas unit trusts and similar open-ended investment vehicles where the unit or share price is determined by reference to the net asset value rather than by supply and demand.



o        Money market instruments.



o        US and UK government securities



o Short term US government agency securities and short term securities guaranteed by the US government or its agencies



o        Derivative securities of any of the above instruments.

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Exhibit D11-B
Page 2 of 6

o Investments (such as foreign exchange transactions) which are not securities.


o        Spread Bets on sporting events only



1.5      Black Out Periods



No fund manager may purchase or sell securities for their own account within seven calendar days before the fund he/she manages (or a member of his/her team manages) trades in that security. If it transpires a fund manager trades for his own account and is then required to trade in the best interests of the client for example, because of a subsequent corporate action, he must disclose the conflict and stand aside form making the subsequent investment decision for the client.



1.6      Short Term Trading



Short term or speculative dealings are discouraged and securities bought or sold may not be sold or repurchased within 30 calendar days without specific permission from an authorized signatory. The giving of permission will normally only be considered in the case of windfall shares, certain corporate actions and in extreme personal circumstances.




   Employees failing to adhere to the Short Term Trading Rule will be required to disgorge all profits arising on purchase and sales within the 30 calendar days to a charity of their choice. This prohibition includes any derivative or market equivalent in that security and is not contingent on the security being held by a client fund.



1.7      Other Prohibited Transactions


--------------------------------------------------------------------------------
Exhibit D11-B
Page 3of 6

Employees may not acquire securities through initial public offerings except where the security being purchased is part of a tranche available for sale in the United Kingdom to individuals.



Employees may not acquire investments in private placement securities (being both unquoted securities or other private placements conducted as part of initial public offering) unless the transaction is specifically pre-cleared by an executive member of the Gartmore Investment Management Board and, in addition, is countersigned by Compliance and provided that "The investment opportunity is not reserved for any clients of the firm the opportunity is not being offered to the employee by virtue of his position within the firm. In addition, if an employee is subsequently involved in the decision to purchase the security for any client, he must disclose his holding to senior management before investing on behalf of the client."



Employees may, at certain times (such as the `closed period') be prohibited from dealing in certain specified securities such as National Westminster Bank Plc, and certain closed-end funds for which Gartmore acts as investment adviser or manager. You should note that the additional checks required may lead to delays in execution.



An employee may not carry out transactions which he cannot afford to settle if called upon to do so at any time.



--------------------------------------------------------------------------------
Exhibit D11-B
Page 3 of 6

1.8      Funds Managed by Gartmore



Employees should avoid action, which involves, or might seem to involve, a conflict of interest between himself and a fund, which any Gartmore company manages.



An employee must not deal in the securities of a company when he is aware that a fund managed by Gartmore is currently buying or selling a security of that company or that consideration is being given as to whether or not to do so. Once the fund has completed its order or decided not to deal, the employee may, subject to complying with the other provision of these Rules, deal.



Note:    These restrictions apply to an offer of a placing if there is an unsatisfied demand for the securities among client funds under management.




          An employee must not undertake personal deals directly with a fund Gartmore is managing nor execute put-throughs between himself and any such fund.



Employees should not deal in the securities of a company whose funds are managed by Gartmore in the two-month period prior to the announcement of interim figures or the preliminary announcement of the annual figures. (Please note that `a company whose funds we manage' does not include `a company whose pension scheme's fund we manage'.) Of course, if the employee has unpublished price sensitive information about the company he must not deal at all.



1.9      Broker to be Used



Employees will be responsible for setting up their own brokerage and settlement accounts and after clearance of any proposed investment should execute their personal dealing instructions via their nominated broker(s).


--------------------------------------------------------------------------------
Exhibit D11-B
Page 4 of 6

Note:    Settlement will remain the responsibility of each employee.



Employees may not request or receive from a broker financial accommodation or special dealing facilities.



The employees may not request or receive from a broker financial accommodation or special dealing facilities.



The employee must arrange that the broker(s) or other dealer(s) through whom he effects personal dealings immediately sends, on each occasion on which the employee deals, a duplicate contract note to Compliance. This provision must be confirmed with the broker by way of sending the attached letter, a copy of which should be signed and dated by the broker and returned direct to the Compliance Officer.



1.10     Disciplinary Procedures for non-compliance



Failure by an employee to ensure the reporting of a personal transaction or a breach of these rules in any other way will be treated as a matter, which may result in summary dismissal.


--------------------------------------------------------------------------------
Exhibit D11-B
Page 4 of 6

1.11     Confidentiality



Please note that all personal deals will remain confidential between the employee, the executive members of the Gartmore Investment Management plc Board, Jane Thornton, Colin Hodges or Paul Chavasse together with the Compliance Department. No details will be disclose to anyone else unless one or other of these persons is required by law or a regulator to disclose such information.



1.12     Gartmore Global Partners Annual Listing of Assets



Quarterly, all employees of Gartmore Global Partners subject to these Rules will provide to the Compliance officer a statement of securities held. Such a statement will also be obtained when an individual commences employment in these areas.



1.13     Monitoring and Disclosure



The London based Compliance Officer will monitor the observance of these rules and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances.


--------------------------------------------------------------------------------
Exhibit D11-B
Page 5 of 6

2        PERSONAL ACCOUNT DEALING PROCEDURES









                                   IN SUMMARY



                       PERSONAL ACCOUNT DEALING PROCEDURES





         (i) Employees wishing to deal must arrange their own brokerage and settlement accounts, ensuring that a standard confirmation is provided to the broker who should sign, date and return the confirmation to the London Compliance Officer.


         (ii) The employee must complete the proforma "PA Approval to Deal" slip for approval to deal in securities, including confirmation that he or she has complied with the Personal Account Dealing Rules, and, in the case of Fund Mangers, that the transaction does not conflict with other client transactions and submit the PA Approval to deal slip to the appropriate Dealing Desk, e.g. US Securities - US Desk, UK Securities - UK Desk, etc.



         (iii) The dealer will check and disclose if he is aware of any proposed dealing in the security of any other known conflict.



         (iv) The employee must then seek written approval from a member of the Main Board or its nominees (currently, Jane Thornton, Colin Hodges and Paul Chavasse)


--------------------------------------------------------------------------------
Exhibit D11-C                                            Page   14   of   18

         (v) Approval will be effective for 24 hours from the time the dealer clears the transaction in (iii) above.



         (vi) The complete PA Approval to Deal Slip must be sent to the Head of Compliance where it will be matched with the contract note from the broker.



         (vii) The employee is then free to execute the deal with his nominated broker. Please note (v) above.


--------------------------------------------------------------------------------
Exhibit D11-C                                              Page   15   of   19

--------------- --------------------------------------- ---------------- -------
Title:     GGP PERSONAL SECURITIES TRADING             Section:         EXHIBITS
           GUIDELINES - CHARLOTTE
           AND NEW YORK
---------- --------------------------------------- ---------------- ------------

------------------------------ ------------------------ ---------------- -------
Adopted/Revised:               8/00             Ref. No.         Exhibit D11-C
------------------------------ ------------------------ ---------------- -------

 GARTMORE GLOBAL PARTNERS INVESTMENT MANAGEMENT (Charlotte and New York
               Employees) PERSONAL SECURITIES TRADING GUIDELINES

Each associate of Gartmore Global Partners (GGP) located in Charlotte and New York is subject to the GGP Codes of Ethics. This code specifically states that "Associates must never make changes in their personal investments on the basis sof confidential information relating to GGP activity on behalf of its clients. The GGP Code of Ethics Policy also incorporates the GGP Policy on Insider Trading.

No associate will trade for their personal account based on knowledge of trades by a style team or fund manager. GGP associates are expected to maintain the highest standards of personal integrity in regard to any personal securities activity. The mere appearance of impropriety is to be avoided due to the position of public trust in which GGP operates.

I.     GENERAL GUIDELINES

           A. PURPOSE. These guidelines are designed to provide rules governing the purchase and sale of individual securities by associates who have access to sensitive investment information. They apply to all purchases and sales of securities and their derivatives unless specifically exempted below.

           B. INDIVIDUAL TRADING. Associates are encouraged by management to use mutual funds for personal investment purposes. However, associates are permitted to trade in individual securities as long as they observe these guidelines.

           C. APPLICATION. All associates must report all securities transactions in which they have a direct or indirect beneficial interest.

           D. EXEMPT SECURITIES. These guidelines do not apply to individual purchases or sales in the following securities:

                  1. Open-end mutual funds whether proprietary or non proprietary.

                  2.   Money market instruments.

--------------------------------------------------------------------------------
Exhibit D11-C                                              Page   16   of   19

                  3.   U.S. Government securities.

                  4. Short term U.S. Government agency securities and short term securities guaranteed by the U.S. Government or its agencies.

                  5.   Derivative securities of any of the above instruments.

            E.     ORGANIZATION APPLICATION.

                  1. Sections F, G and H of these guidelines shall apply only to any investment associates located in Charlotte or New York, including any members of investment style teams and any senior portfolio managers as designated by the Chief Investment Officer, as well as any investment personnel who would be considered "access "1 persons under the Investment Company Act of l940, or "advisory representatives"2 under the Investment Advisers Act of l940, as well as other associates who might come into possession of sensitive investment information.

           F. STOCK PURCHASES. The first time a stock is added to any common trust fund or to a mutual fund (other than an index fund), managed by GGP, no personal purchases of the security will be permitted for 15 calendar days.

                  1. The first time a stock is added to a common trust fund or to a mutual fund, the clock starts to run anew. For example, if ABC was added to the International Equity Fund on March 3, the 15-day clock would begin. If on March 10, ABC was added to the Emerging Markets Fund, the 15-day clock would begin again. No one could buy ABC from March 3 until 15 days after March 10.


----------

(1) Rule 17j-1(c)(1)(iii) of the Investment Company Act defines an "access" person as any director, officer, general partner, or advisory person of the investment adviser who, with respect to any registered investment company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser of any registered investment company.

(2) Advisory Representatives as defined under the Investment Advisers Act of 1940 means any person who, for compensation, engages in the business of advising, either directly or through publications, as to the value of securities or as to the advisability of investing in, purchasing or selling securities or who, for compensation and as a part of regular business issues or promulgates analyses or reports concerning securities.

--------------------------------------------------------------------------------
Exhibit D11-C                                    Page   17   of   19

           G. STOCK SALES. When a final sales order is placed for elimination of a holding from any common trust fund or a mutual fund by GGP, (other than an index fund), no personal sale of the security can be made for 15 calendar days.

              1. When a final sales order is placed for elimination of a holding from a fund, the clock starts to run anew. For example, if ABC was deleted from the International Equity Fund on March 3, the 15-day clock would begin. If on March 8, ABC was deleted from the Emerging Markets Fund, the 15-day clock would begin again. No one could sell ABC from March 3 until 15 days after March 8 or March 24.

           H. BLACK OUT PERIODS. In addition to the purchase and sale restrictions noted above, no Fund manager may purchase or sell a security for their own account within seven (7) calendar days before and after the fund he/she manages trades in that security.

           I. SHORT TERM TRADING. Associates may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days. This prohibition includes any derivative or market equivalent of the security. Profits recognized on short term trades ( i.e., trades made within a 60 day period) will be required to be disgorged. This prohibition applies to any trade of the associate and is not contingent on the security being held by a fund.

           J.     OTHER PROHIBITED TRANSACTIONS

                  1. Associates subject to these guidelines are prohibited from acquiring securities through private placements or initial public offerings.

                  2. U.S. based associates may not purchase foreign securities, ADR's or GDR's traded on US exchanges, without the prior written approval of the Conshohocken Compliance Officer.

                  3. The provisions of section H, I, and J include transactions in corporate and municipal bonds.

           K. BROKERAGE STATEMENTS. Associates subject to these guidelines are required to provide the Compliance Office with copies of their brokerage statements and trading confirmations.

           L. ANNUAL LISTING OF ASSETS. In January of each year, all associates subject to these Guidelines will provide to the Compliance Office a statement of assets. Such a



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  Exhibit D11-C                                             Page   18   of   19
                  statement will also be obtained when an individual commences employment in these areas.



II.    MONITORING AND DISCLOSURE

The Compliance Officer will monitor the observance of these guidelines and is authorized to modify these requirements upon proper disclosure and under appropriate circumstances.


--------------------------------------------------------------------------------
Exhibit D11-C                                                Page   19   of   19